                                                          OMB APPROVAL
                                                 -------------------------------
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                                                  per response . . . 14.90
                                                 -------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              AMENDMENT No. 2 to
                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

-------------------------------------------------------------------------------

                               EFTC CORPORATION
                               (Name of Issuer)

                    Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  268443 10 8
                                  -----------
                                (CUSIP Number)

                              Jeffrey W. Goettman
                          Thayer-BLUM Funding, L.L.C.
                        1455 Pennsylvania Avenue, N.W.
                            Washington, D.C.  20004
                                (202) 371-0150

                                with a copy to:

                              Eric A. Stern, Esq.
                               Latham & Watkins
                        1001 Pennsylvania Avenue, N.W.
                            Washington, D.C.  20004
                                (202) 637-2200
-------------------------------------------------------------------------------
         (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                               February 1, 2001
                               ----------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [].

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


CUSIP No. 268443 10 8                                                                      Page 2 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                   THAYER-BLUM FUNDING, L.L.C.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON    52-2265389
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          OO
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON     ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                    OO (LIMITED LIABILITY COMPANY)
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 3 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                   THAYER EQUITY INVESTORS IV, L.P.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         52-2128525
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          WC
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        PN
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 4 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                 TC EQUITY PARTNERS IV, L.L.C.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         52-2121904
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                    OO  (LIMITED LIABILITY COMPANY)
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 5 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                 TC MANUFACTURING HOLDINGS, L.L.C.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          WC
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                    OO  (LIMITED LIABILITY COMPANY)
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 6 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                 TC CO-INVESTORS IV, LLC

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         52-2139964
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                               SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                    OO  (LIMITED LIABILITY COMPANY)
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 7 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                 TC MANAGEMENT PARTNERS IV, L.L.C.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         52-2121901
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                    OO  (LIMITED LIABILITY COMPANY)
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 8 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                 FREDERIC V. MALEK

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         ###-##-####
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        USA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        IN
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 9 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                 CARL J. RICKERTSEN

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         ###-##-####
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        USA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        IN
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 10 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                 JEFFREY W. GOETTMAN

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         ###-##-####
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        USA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        IN
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 11 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                 SUSAN GALLAGHER

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         ###-##-####
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        USA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        IN
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 12 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                   RCBA STRATEGIC PARTNERS, L.P.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         94-3303833
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          WC
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        PN
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 13 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                   BLUM CAPITAL PARTNERS, L.P.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         94-3205364
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          WC
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        CALIFORNIA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        PN, IA
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 14 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                 RICHARD C. BLUM & ASSOCIATES, INC.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         94-2967812
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          WC
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        CALIFORNIA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        CO
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 15 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                   RCBA GP, L.L.C.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         94-3303831
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          WC
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                    OO (LIMITED LIABILITY COMPANY)
---------------------------------------------------------------------------------------------------------


CUSIP No. 268443 10 8                                                                      Page 16 of 21


---------------------------------------------------------------------------------------------------------
             1               NAME OF REPORTING PERSON                   RICHARD C. BLUM

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          PF
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        USA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH                36,930,768
      REPORTING PERSON      ------------------------------------------------------------------------------
           WITH                         9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           36,930,768
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             36,930,768
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             80.9%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        IN
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                              Page 17 of 21


          Item 1 of the Amended Schedule 13D is hereby amended and supplemented by adding the following after the last paragraph:

          The number of shares reported in this Amendment No. 2 reflects an increase of 1,194,931 shares over those reported in Amendment No. 1, from 35,735,837 to 36,930,768. The increase reflects (i) accumulated interest on the Convertible Notes from August 23, 2000 until the date hereof, converted to an equivalent 23,083,752 shares of Common Stock if converted on the date hereof and
(ii) accumulated dividends on the Series B Preferred Stock from August 23, 2000 until the date hereof, converted to an equivalent 14,799,628 shares of Common Stock if converted on the date hereof.

          Item 4 of the Amended Schedule 13D is hereby amended and supplemented to read in its entirety:

Item 4.    Purpose of Transaction:
           ----------------------

(a)-(c), (e) - (f): Reporting Person, Thayer-BLUM Funding, L.L.C. (the "Purchaser"), purchased the securities reported herein through a negotiated transaction between Purchaser and Issuer which closed August 23, 2000.

          On October 10, 2000, Thayer-BLUM Funding II, L.L.C., an affiliate of the Purchaser ("TB II"), acquired all of the issued and outstanding capital stock of K*TEC Electronics Corporation, a Delaware corporation ("K*TEC").
K*TEC, based in Sugar Land, Texas, is a private corporation specializing in custom electronics manufacturing. TBII's beneficial owners include or may be deemed to include the following Reporting Persons: Thayer Equity Investors IV, L.P., TC Equity Partners IV, L.L.C., TC KCo, L.L.C., TC Co-Investors IV, LLC, TC Management Partners IV, L.L.C., RCBA Strategic Partners, L.P., BLUM Capital Partners, L.P., Richard C. BLUM & Associates, Inc. and RCBA GP, L.L.C.

     TB II has the power to appoint the K*TEC Board of Directors ("K*TEC Board"). Jeffrey W. Goettman is Chairman of the K*TEC Board and certain other persons affiliated with certain of the Reporting Persons are also on the K*TEC Board.

          On January 31, 2001, the K*TEC Board presented a letter to the Issuer's Board of Directors to propose a business combination between Issuer and K*TEC whereby Issuer would acquire K*TEC (the "Proposal").

          The details of the Proposal will be contained in either a detailed term sheet or a draft agreement. The Proposal would then be subject to negotiation of a definitive agreement with the Issuer. K*TEC anticipates that it will promptly deliver to the Issuer a term sheet or a draft agreement and that the terms of such agreement would contain what it regards as customary or expected conditions, such as the obtaining of necessary regulatory approvals and third-party consents, if any; absence of certain changes; and approval by the Issuer's board of directors and adoption by the Issuer's stockholders of the agreement pursuant to the Issuer's articles of incorporation and Colorado law.

CUSIP No. 268443 10 8                                              Page 18 of 21


          K*TEC may vary the terms of its Proposal based on negotiations with the Issuer or otherwise and may withdraw its Proposal at any time prior to its being accepted.

(d) The following Purchaser nominees currently sit on the Issuer's Board of Directors: Jeffrey W. Goettman, John C. Walker, Douglas McCormick and Jose S. Medeiros.

(g) through (j):   None of the Reporting Persons has any plans or proposals
which relate to, or could result in, the matters referred to in paragraphs (g) through (j) inclusive, of the instructions to Item 4 of Schedule 13D.

          Item 5(a) of the Amended Schedule 13D is hereby amended and supplemented to read in its entirety:

(a) The Reporting Persons listed in Item 2 above may be deemed to be members in a group, in which case the Reporting Persons would be deemed to have beneficial ownership of 36,930,768 shares of Common Stock which would account for 80.9% of the Common Stock then outstanding on an as converted basis.

          Item 7 of the Amended Schedule 13D is hereby amended and supplemented by adding the following:

Exhibit A-2: Proposal letter from K*TEC to the Issuer's Board of Directors dated as of January 31, 2001.

CUSIP No. 268443 10 8                                              Page 19 of 21


                                  SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 2001

                                    THAYER-BLUM FUNDING, L.L.C.

                                    By: /s/ Jeffrey W. Goettman
                                        __________________________________
                                        Name: Jeffrey W. Goettman
                                        Title:  Authorized Person

                                    THAYER EQUITY INVESTORS IV, L.P.

                                    By:  TC Equity Partners IV, L.L.C., its
                                         General Partner

                                    By: /s/ Barry E. Johnson
                                        __________________________________
                                        Barry E. Johnson, Attorney-in-Fact

                                    TC EQUITY PARTNERS IV, L.L.C.

                                    By:  /s/ Barry E. Johnson
                                        __________________________________
                                        Barry E. Johnson, Attorney-in-Fact

                                    TC MANUFACTURING HOLDINGS, L.L.C.

                                    By:  TC Co-Investors IV, LLC, its
                                         Managing Member

                                    By:  TC Management IV, L.L.C., its
                                         Managing Member

                                    By:  /s/ Barry E. Johnson
                                         __________________________________
                                         Barry E. Johnson, Attorney-in-Fact

                                    TC CO-INVESTORS IV, LLC

                                    By:  TC Management Partners IV, L.L.C., its
                                         Managing Member

CUSIP No. 268443 10 8                                              Page 20 of 21

                                    By:  /s/ Barry E. Johnson
                                         __________________________________
                                         Barry E. Johnson, Attorney-in-Fact

                                    TC MANAGEMENT PARTNERS IV, L.L.C.

                                     By: /s/ Barry E. Johnson
                                         __________________________________
                                         Barry E. Johnson, Attorney-in-Fact

                                    FREDERIC V. MALEK

                                     By: /s/ Barry E. Johnson
                                         __________________________________
                                         Barry E. Johnson, Attorney in Fact

                                    CARL J. RICKERTSEN

                                     By: /s/ Barry E. Johnson
                                         __________________________________
                                         Barry E. Johnson, Attorney in Fact

                                    JEFFREY W. GOETTMAN

                                     By: /s/ Barry E. Johnson
                                         __________________________________
                                         Barry E. Johnson, Attorney in Fact

                                    SUSAN GALLAGHER

                                     By: /s/ Barry E. Johnson
                                         __________________________________
                                         Barry E. Johnson, Attorney in Fact

                                    RCBA STRATEGIC PARTNERS, L.P.

                                    By:  RCBA GP, L.L.C., its General Partner

                                    By: /s/ Murray A. Indick
                                        ____________________________________
                                        Murray A. Indick, Member

                                    RCBA GP, L.L.C.

                                     By: /s/ Murray A. Indick
                                         ____________________________________
                                         Murray A. Indick, Member

CUSIP No. 268443 10 8                                              Page 21 of 21



                                    RICHARD C. BLUM & ASSOCIATES, INC.

                                    By:  /s/ Murray A. Indick
                                         ____________________________________
                                         Murray A. Indick, Partner, General
                                         Counsel and Secretary

                                    BLUM CAPITAL PARTNERS, L.P.

                                    By:  Richard C. Blum & Associates, Inc., its
                                         General Partner

                                    By:  /s/ Murray A. Indick
                                         ____________________________________
                                         Murray A. Indick, Partner, General
                                         Counsel and Secretary

                                    RICHARD C. BLUM

                                    By:  /s/ Murray A. Indick
                                         ____________________________________
                                         Murray A. Indick, Attorney-in-Fact